UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2016

VECTRUS, INC.
(Exact name of Registrant as specified in its charter)

Indiana	0001-36341	38-3924636
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

655 Space Center Drive
Colorado Springs, CO 80915
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (719) 591-3600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously disclosed resignation of Janet L. Oliver, the Company’s former Senior Vice President, Business Development, on June 29, 2016 the Company and Ms. Oliver entered into a Separation Agreement and Complete Release of Liability, dated June 29, 2016 (the “Separation Agreement”) due to the realignment of the business development function and the subsequent elimination of her position. Pursuant to the Separation Agreement, the Company and Ms. Oliver agreed that (i) her last day of active full-time employment with the Company will be June 30, 2016 (the “Separation Date”), (ii) the Company will continue to pay Ms. Oliver her present salary at the rate of Three Hundred Thousand Nineteen and 20/100 Dollars ($300,019.20) per year, payable in normal bi-weekly payments for the period from July 1, 2016 through October 31, 2017 (the “Severance Pay Period”), (iii) she will be paid for any accrued, unused paid time off (“PTO”) in the first normal payroll following the Separation Date, but will not accrue any PTO after the Separation Date, (iv) she will be eligible for consideration for a pro-rata bonus for 2016 payable in 2017 based on six months of active employment in 2016, (v) she will be eligible to continue participation in the Company’s medical, dental and vision plans through the Severance Pay Period, with the Company and Ms. Oliver continuing to share the monthly premium expense for such coverage through the Severance Pay Period (subject to the Company’s Senior Executive Severance Pay Plan), and the COBRA continuation period will run concurrently from the Separation Date, (vi) she will not be eligible to participate in any other Company benefit plans, policies, programs and arrangements following the Separation Date and her remaining rights in such plans, policies, programs and arrangements shall be governed by the terms thereof, (vii) her outstanding equity awards will be treated in accordance with the terms of the applicable plan and award agreements and (viii) she will be available upon reasonable notice during the Severance Pay Period to provide services to the Company, at the Company’s request, in line with her current responsibilities, at the rate of One Hundred Forty Four and 00/100 Dollars ($144.00) per hour. Such services will not extend beyond December 31, 2016, unless requested by the Company and mutually agreed to by Ms. Oliver and the Company. There is no minimum duration or service level requested by the Company for such services and it is anticipated that the level of services provided following the Separation Date will be less than twenty percent (20%) of the level of services that Ms. Oliver provided during the thirty-six month period preceding the Separation Date.

In addition, the Separation Agreement generally provides that the obligations of the Company described above are subject to certain conditions, which, if not complied with by Ms. Oliver, could require her to return any severance payments and any bonus payment made to her and pay any legal fees incurred by the Company to recover such payments. The Separation Agreement, which is subject to a seven day revocation period, also provides for a release of liabilities.

The foregoing description of the terms of the Separation Agreement is not complete and is subject to and qualified in its entirety by the terms of the Separation Agreement. A copy of the Separation Agreement is attached hereto as Exhibit 10.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.01	Separation Agreement and Complete Release of Liability, dated June 29, 2016, between Vectrus, Inc. and Janet L. Oliver

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2016	VECTRUS, INC.
	By:	/s/ Kathryn S. Lamping
	Its:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.01	Separation Agreement and Complete Release of Liability, dated June 29, 2016, between Vectrus, Inc. and Janet L. Oliver